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                                                                  EXHIBIT 12.01

                   UNITED CITIES GAS COMPANY AND SUBSIDIARIES

         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                        FOR THE YEARS ENDED DECEMBER 31,



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
(In thousands, except ratio amounts)
                                                     1995             1994            1993             1992             1991
                                                 ------------      ------------   -------------    --------------   --------------
Fixed Charges, as defined:
   Interest on long-term debt....................     $13,697          $14,026          $14,553          $12,965          $11,111
   Amortization of debt discount.................         227              227              220              181              233
                                                    -----------    ------------   -------------    --------------   --------------
      Total......................................     $13,924          $14,253          $14,773          $13,146          $11,344
                                                    ===========    ============   =============    ==============   ==============
Earnings, as defined:
   Net income....................................      $9,935          $12,093          $12,150          $10,218           $7,875
   Taxes on income...............................       6,970            6,503            5,681            5,171            2,564
   Fixed charges, as above.......................      13,924           14,253           14,773           13,146           11,344
                                                    -----------    ------------   -------------    --------------   --------------
Total............................................     $30,829          $32,849          $32,604          $28,535          $21,783
                                                    ===========    ============   =============    ==============   ==============

Ratio of Consolidated Earnings to Fixed Charges..        2.21             2.30             2.21             2.17             1.92
                                                    ===========    ============   =============    ==============   ==============
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